EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Leafly Holdings, Inc. on Form S-3 (File No. 333-270924), and on Form S-8 (File No. 333-269975, 333-266947, 333-264333, and 333-276672), of our report dated April 1, 2024, which includes an explanatory paragraph as to the company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Leafly Holdings, Inc. as of December 31, 2023 and 2022 and for years then ended December 31, 2023, which report is included in this Annual Report on Form 10-K of Leafly Holdings, Inc. for the year ended December 31, 2023.

/s/ Marcum llp

Marcum llp

San Jose, California

April 1, 2024